Exhibit 10.11

SECOND AMENDED AND RESTATED MANAGEMENT AGREEMENT

THIS SECOND AMENDED AND RESTATED MANAGEMENT AGREEMENT is made effective as of January 1, 2009 by and between Cypress Sharpridge Investments, Inc., a Maryland corporation (the “Company”), and Cypress Sharpridge Advisors LLC, a Delaware limited liability company (together with its permitted assignees, the “Manager”).

WHEREAS, the Company is a corporation that has elected to be taxed as a real estate investment trust for federal income tax purposes; and

WHEREAS, Company desires to retain the Manager to provide investment advisory services to the Company on the terms and conditions hereinafter set forth, and the Manager wishes to be retained to provide such services.

NOW THEREFORE, in consideration of the mutual agreements herein set forth, the parties hereto agree as follows:

SECTION 1. DEFINITIONS. The following terms have the meanings assigned them:

(a) “Agreement” means this Second Amended and Restated Management Agreement, as amended from time to time.

(b) “Base Management Fee” means the base management fee, calculated and paid monthly in arrears, in an amount equal to (i) 1/12 multiplied by (ii) (A) 1.50% of the first $250,000,000 of Net Assets, (B) 1.25% of Net Assets that are greater than $250,000,000, and less than or equal to $500,000,000, and (C) 1.00% of Net Assets that are greater than $500,000,000; provided, however, that the foregoing calculation of the Base Management Fee shall be adjusted to exclude special one-time events pursuant to changes in GAAP, as well as non-cash charges after discussion between the Manager and the Independent Directors and approval by a majority of the Independent Directors in the case of non-cash charges.

(c) “Board of Directors” means the Board of Directors of the Company.

(d) “Change of Control” means the occurrence of any of the following:

(i) the sale, lease or transfer, in one or a series of related transactions, of all or substantially all of the assets of the Manager, taken as a whole, to any Person other than Cypress or Sharpridge or any of their respective affiliates; or

(ii) the acquisition by any Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), including any group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act) , other than Cypress or Sharpridge or any of their respective affiliates, in a single transaction or in a related series of transactions, by way of merger, consolidation or other business combination or purchase of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision) of 50% or more of the total voting power of the voting capital interests of the Manager.

(e) “Code” means the Internal Revenue Code of 1986, as amended.

(f) “Common Share” means a share of stock of the Company now or hereafter authorized as voting common stock of the Company.

(g) “Cypress” means Cypress CSI Advisors LLC, a Delaware limited liability company.

(h) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(i) “Federal Reserve Board” means the Board of Governors of the Federal Reserve System.

(j) “GAAP” means generally accepted accounting principles, as applied in the United States.

(k) “Governing Instruments” means, with regard to any entity, the articles of incorporation and bylaws in the case of a corporation, certificate of limited partnership (if applicable) and the partnership agreement in the case of a general or limited partnership, the articles of formation and the operating agreement in the case of a limited liability company, the trust instrument in the case of a trust, or similar governing documents, in each case as amended from time to time.

(l) “Incentive Compensation” means an incentive management fee calculated and payable each fiscal quarter in an amount, not less than zero, equal to the product of: (i) fifteen percent (15%) of the dollar amount by which (A) the Company’s average quarterly Net Income, before Incentive Compensation, for the immediately preceding four quarters per Common Share (based on weighted average number of Common Shares outstanding for such four quarters) exceeds (B) an amount equal to (1) the weighted average price per share of the Common Shares in the initial offering by the Company and the prices per share of the Common Shares in any subsequent offerings by the Company, in each case at the time of issuance thereof, multiplied by (2) the greater of (a) 2.00% and (b) 0.50% plus one-fourth of the Ten Year Treasury Rate for such quarter, multiplied by (ii) the weighted average number of Common Shares outstanding during such four quarters; provided, however, that the foregoing calculation of Incentive Compensation shall be adjusted to exclude one-time events pursuant to changes in GAAP, as well as non-cash charges after discussion between the Manager and the Independent Directors and approval by a majority of the Independent Directors in the case of non-cash charges.

(m) “Independent Directors” means the members of the Board of Directors who are not officers or employees of the Manager or any Person directly or indirectly controlling or controlled by the Manager, and who are otherwise “independent” in accordance with the Company’s Governing Instruments and, if applicable, the rules of any national securities exchange on which the Common Shares are listed.

(n) “Initial Public Offering” means means the initial public offering of the Common Shares by the Company in connection with the initial listing of the Common Shares on The New York Stock Exchange, NASDAQ of another national securities exchange.

(o) “Internalization Event” means a transaction or set of transactions the result of which is that (i) this Management Agreement is terminated, (ii) the management of the Company is no longer subject to or reliant upon an external manager or sub-advisors, and (iii) the Company employs a management team.

(p) “Investment Company Act” means the Investment Company Act of 1940, as amended.

(q) “Investments” means the investments of the Company.

(r) “Net Assets” means that amount determined by subtracting total liabilities of the Company from total assets of the Company, as determined in accordance with GAAP.

(s) “Net Income” shall be determined by calculating the net income available to owners of Common Shares before non-cash equity compensation expense, in accordance with GAAP.

(t) “Person” means any individual, corporation, partnership, joint venture, limited liability company, estate, trust, unincorporated association, any federal, state, county or municipal government or any bureau, department or agency thereof and any fiduciary acting in such capacity on behalf of any of the foregoing.

(u) “REIT” means a “real estate investment trust” as defined under the Code.

(v) “Sharpridge” means Sharpridge Capital Management, L.P., a Delaware Limited Partnership.

(w) “Subsidiary” means any subsidiary of the Company; any partnership, the general partner of which is the Company or any subsidiary of the Company; and any limited liability company, the managing member of which is the Company or any subsidiary of the Company.

(x) “Ten Year Treasury Rate” means the average of weekly average yield to maturity for U.S. Treasury securities (adjusted to a constant maturity of ten (10) years) as published weekly by the Federal Reserve Board in publication H.15, or any successor publication, during a fiscal quarter.

(y) “Treasury Regulations” means the regulations promulgated under the Code from time to time, as amended.

SECTION 2. APPOINTMENT AND DUTIES OF THE MANAGER.

(a) The Company hereby appoints the Manager to manage the assets of the Company subject to further terms and conditions set forth in this Agreement, and the Manager hereby agrees to use its commercially reasonable efforts to perform each of the duties set forth herein. The appointment of the Manager shall be exclusive to the Manager except to the extent that the Manager otherwise agrees, in its sole and absolute discretion, and except to the extent that the Manager elects, pursuant to the terms of this Agreement, to cause the duties of the Manager hereunder to be provided by third parties.

(b) The Manager, in its capacity as manager of the assets and the day-to-day operations of the Company, at all times will be subject to the supervision of the Board of Directors and will have only such functions and authority as the Company may delegate to it including, without limitation, the functions and authority identified herein and delegated to the Manager hereby. The Manager will be responsible for the day-to-day operations of the Company and will perform (or cause to be performed) such services and activities relating to the assets and operations of the Company as may be appropriate, including, without limitation:

(i) serving as the Company’s consultant with respect to the periodic review of the investment criteria and parameters for the Investments, borrowings and operations, any modifications to which shall be approved by a majority of the Independent Directors (such policy guidelines as initially approved, as the same may be modified with such approval, the “Guidelines”) and other policies for approval by the Board of Directors;

(ii) investigating, analyzing and selecting possible investment opportunities;

(iii) with respect to prospective purchases and sales of Investments, conducting negotiations with sellers and purchasers and their respective agents, representatives and investment bankers;

(iv) engaging and supervising, on behalf of the Company and at the Company’s expense, independent contractors who provide investment banking, mortgage brokerage, securities brokerage and other financial services and other services as may be required relating to the Investments;

(v) negotiating on behalf of the Company for the sale, exchange or disposition of any Investments;

(vi) coordinating and managing operations of any joint venture or co-investment interests held by the Company and conducting all matters with the joint venture or co-investment partners;

(vii) providing executive and administrative personnel, office space and office services required in rendering services to the Company;

(viii) administering the day-to-day operations of the Company and performing and supervising the performance of such other administrative functions necessary in the management of the Company as may be agreed upon by the Manager and the Board of Directors, including, without limitation, the collection of revenues and the payment of the Company’s debts obligations and maintenance of appropriate computer services to perform such administrative functions;

(ix) communicating on behalf of the Company with the holders of any equity or debt securities of the Company as required to satisfy the reporting and other requirements of any governmental bodies or agencies or trading markets and to maintain effective relations with such holders;

(x) counseling the Company in connection with policy decisions to be made by the Board of Directors;

(xi) evaluating and recommending to the Board of Directors hedging strategies and engaging in hedging activities on behalf of the Company, consistent with such strategies, as so modified from time to time, with the Company’s status as a REIT, and with the Guidelines;

(xii) counseling the Company regarding the maintenance of its status as a REIT and monitoring compliance with the various REIT qualification tests and other rules set out in the Code and Treasury Regulations thereunder;

(xiii) counseling the Company regarding the maintenance of its exemption from the Investment Company Act and monitoring compliance with the requirements for maintaining an exemption from that Act;

(xiv) assisting the Company in developing criteria for asset purchase commitments that are specifically tailored to the Company’s investment objectives and making available to the Company its knowledge and experience with respect to mortgage loans, real estate, real estate-related securities, other real estate-related assets and non-real estate related assets;

(xv) representing and making recommendations to the Company in connection with the purchase and finance of, and commitment to purchase and finance, mortgage loans (including on a portfolio basis), real estate, real estate-related securities, other real estate-related assets and non-real estate-related assets, and the sale and commitment to sell such assets;

(xvi) monitoring the operating performance of the Investments and providing periodic reports with respect thereto to the Board of Directors, including comparative information with respect to such operating performance and budgeted or projected operating results;

(xvii) investing and re-investing any moneys and securities of the Company (including investing in short-term Investments pending investment in long-term asset Investments, payment of fees, costs and expenses, or payments of dividends or distributions to stockholders and partners of the Company) and advising the Company as to its capital structure and capital raising;

(xviii) causing the Company to retain qualified accountants and legal counsel, as applicable, to assist in developing appropriate accounting procedures, compliance procedures and testing systems with respect to financial reporting obligations compliance with the provisions of the Code applicable to REITs and non-taxable REIT subsidiaries and to conduct quarterly compliance reviews with respect thereto;

(xix) causing the Company to qualify to do business in all applicable jurisdictions and to obtain and maintain all appropriate licenses;

(xx) assisting the Company in complying with all regulatory requirements applicable to the Company in respect of its business activities, including preparing or causing to be prepared all financial statements required under applicable regulations and contractual undertakings and all reports and documents, if any, required under the Exchange Act;

(xxi) taking all necessary actions to enable the Company to make required tax filings and reports, including soliciting stockholders for required information to the extent provided by the provisions of the Code applicable to REITs and non-taxable REIT subsidiaries;

(xxii) handling and resolving all claims, disputes or controversies (including all litigation, arbitration, settlement or other proceedings or negotiations) in which the Company may be involved or to which the Company may be subject arising out of the Company’s day-to-day operations, subject to such limitations or parameters as may be imposed from time to time by the Board of Directors;

(xxiii) using commercially reasonable efforts to cause expenses incurred by or on behalf of the Company to be commercially reasonable or commercially customary and within any budgeted parameters or expense guidelines set by the Board of Directors from time to time;

(xxiv) performing such other services as may be required from time to time for management and other activities relating to the assets of the Company as the Board of Directors shall reasonably request or the Manager shall deem appropriate under the particular circumstances; and

(xxv) using commercially reasonable efforts to cause the Company to comply with all applicable laws.

Without limiting the foregoing, the Manager will perform portfolio management services (the “Portfolio Management Services”) on behalf of the Company with respect to the Investments. Such services will include, but not be limited to, consulting with the Company on the purchase and sale of, and other investment opportunities in connection with, the Company’s portfolio of assets; the collection of information and the submission of reports pertaining to the Company’s assets, interest rates and general economic conditions; periodic review and evaluation of the performance of the Company’s portfolio of assets; acting as liaison between the Company and banking, mortgage banking, investment banking and other parties with respect to the purchase, financing and disposition of assets; and other customary functions related to portfolio management. Additionally, the Manager will perform monitoring services (the “Monitoring Services”) on behalf of the Company with respect to any loan servicing activities provided by third parties. Such Monitoring Services will include, but not be limited to, negotiating servicing agreements; acting as a liaison between the servicers of the assets and the Company; review of servicers’ delinquency, foreclosure and other reports on assets; supervising claims filed under any insurance policies; and enforcing the obligation of any servicer to repurchase assets.

(c) The Manager may enter into agreements with other parties, including its affiliates, for the purpose of engaging one or more parties for and on behalf, at the sole cost and expense, of the Company to provide property management, asset management, leasing, development and/or other services to the Company (including, without limitation, Portfolio Management Services and Monitoring Services) pursuant to agreement(s) with terms which are then customary for agreements regarding the provision of services to companies that have assets similar in type, quality and value to the assets of the Company; provided, however, that (i) any such agreements entered into with affiliates of the Manager shall be (A) on terms no more favorable to such affiliate then would be obtained from a third party on an arm’s-length basis and (B) to the extent the same do not fall within the provisions of the Guidelines, approved by a majority of the Independent Directors (ii) with respect to Portfolio Management Services, (A) any such agreements shall be subject to the Company’s prior written approval and (B) the Manager shall remain liable for the performance of such Portfolio Management Services, and (iii) with respect to Monitoring Services, any such agreements shall be subject to the Company’s prior written approval.

(d) Effective as of February 10, 2006, the Manager entered into sub-advisory agreements with each of Cypress (the “Cypress Sub-Advisory Agreement”) and Sharpridge (the “Sharpridge Sub-Advisory Agreement”), providing for the provision of services from each of Cypress and Sharpridge to the Manager in order to enable the Manager to provide the services to the Company specified by this Management Agreement. In the event that either the Cypress Sub-Advisory Agreement or the Sharpridge Sub-Advisory Agreement is terminated at such point in time when this Management Agreement remains in effect, within 180 days of such termination, the Manager shall be required to propose for the approval of the Independent Directors of the Company an acceptable replacement sub-advisory.

(e) To the extent that the Manager deems necessary or advisable, the Manager may, from time to time propose to retain one or more additional entities for the provision of sub-advisory services to the Manager in order to enable the Manager to provide the services to the Company specified by this Management Agreement; provided, however, that any such agreement (i) shall be on terms and conditions substantially identical to the terms and conditions of this Management Agreement, (ii) shall not result in an increased Base Management Fee or expenses to the Company, and (iii) shall be approved by the Independent Directors of the Company.

(f) The Manager may retain, for and on behalf, and at the sole cost and expense, of the Company, such services of accountants, legal counsel, appraisers, insurers, brokers, transfer agents, registrars, developers, investment banks, financial advisors, banks and other lenders and others as the Manager deems necessary or advisable in connection with the management and operations of the Company. Notwithstanding anything contained herein to the contrary, the Manager shall have the right to cause any such services to be rendered by its employees or affiliates. The Company shall pay or reimburse the Manager or its affiliates performing such services for the cost thereof; provided, however, that such costs and reimbursements are no greater than those which would be payable to outside professionals or consultants engaged to perform such services pursuant to agreements negotiated on an arm’s-length basis.

(g) As frequently as the Manager may deem necessary or advisable, or at the direction of the Board of Directors, the Manager shall, at the sole cost and expense of the Company, prepare, or cause to be prepared, with respect to any Investment, reports and other information with respect to such Investment as may be reasonably requested by the Company.

(h) The Manager shall prepare, or cause to be prepared, at the sole cost and expense of the Company, all reports, financial or otherwise, with respect to the Company reasonably required by the Board of Directors in order for the Company to comply with its Governing Instruments or any other materials required to be filed with any governmental body or agency, and shall prepare, or cause to be prepared, all materials and data necessary to complete such reports and other materials including, without limitation, an annual audit of the Company’s books of account by a nationally recognized independent accounting firm.

(i) The Manager shall prepare regular reports for the Board of Directors to enable the Board of Directors to review the Company’s acquisitions, portfolio composition and characteristics, credit quality, performance and compliance with the Guidelines and policies approved by the Board of Directors.

(j) Notwithstanding anything contained in this Agreement to the contrary, except to the extent that the payment of additional moneys is proven by the Company to have been required as a direct result of the Manager’s acts or omissions which result in the right of the Company to terminate this Agreement pursuant to Section 15 of this Agreement, the Manager shall not required to expend money (“Excess Funds”) in connection with any expenses that are required to be paid for or reimbursed by the Company pursuant to Section 9 in excess of that contained in any applicable Company Account (as herein defined) or otherwise made available by the Company to be expended by the Manager hereunder. Failure of the Manager to expend Excess Funds out-of-pocket shall not rise or be a contributing factor to the right of the Company under Section 13(a) of this Agreement to terminate this Agreement due to the Manager’s unsatisfactory performance.

(k) In performing its duties under this Section 2, the Manager shall be entitled to rely reasonably on qualified experts and professionals (including, without limitation, accountants, legal counsel and other professional service providers) hired by the Manager at the Company’s sole cost and expense.

SECTION 3. DEVOTION OF TIME: ADDITIONAL ACTIVITIES.

(a) The Manager will provide the Company with a management team, which may include a Chief Executive Officer, President, and Chief Financial Officer, and other support personnel, to provide the management services to be provided by the Manager to the Company hereunder, the members of which team shall devote such of their time to the management of the Company as the Board of Directors reasonably deems necessary and appropriate, commensurate with the level of activity of the Company from time to time.

(b) The Manager hereby agrees that neither the Manager nor any entity controlled by or under common control with the Manager shall raise, advise or sponsor any new REIT that invests primarily in domestic mortgage-backed securities without the prior approval of the Independent Directors of the Company; provided, however, that for purposes of the foregoing limitation, a portfolio company of any private equity fund controlled by Cypress shall be deemed not to be an entity under common control with the Manager. The Company shall have the benefit of the Manager’s best judgment and effort in rendering services and, in furtherance of the foregoing, the Manager shall not undertake activities which, in its judgment, will substantially and adversely affect the performance of its obligations under this Agreement.

(c) Except to the extent set forth in clauses (a) and (b) above, nothing herein shall prevent the Manager or any of its affiliates or any of the officers and employees of any of the foregoing from engaging other businesses or from rendering services of any kind to any other person or entity, including investment in, or advisory service to others investing in, any type of investment, including investments which meet the principal investment objectives of the Company.

(d) Managers, members, partners, officers, employees and agents of the Manager or affiliates of the Manager may serve as directors, officers, employees, agents, nominees or signatories for the Company or any Subsidiary, to the extent permitted by their Governing Instruments or by any resolutions duly adopted by the Board of Directors pursuant to the Company’s Governing Instruments. When executing documents or otherwise acting in such capacities for the Company, such persons shall use their respective titles in the Company.

SECTION 4. AGENCY. The Manager shall act as agent of the Company in making, acquiring, financing and disposing of Investments, disbursing and collecting the Company’s funds, paying the debts and fulfilling the obligations of the Company, supervising the performance of professionals engaged by or on behalf of the Company and handling, prosecuting and settling any claims of or against the Company, the Board of Directors, holders of the Company’s securities or the Company’s representatives or properties.

SECTION 5. BANK ACCOUNTS. At the direction of the Board of Directors, the Manager may establish and maintain one or more bank accounts in the name of the Company or any Subsidiary (any such account, a “Company Account”), and may collect and deposit funds into any such Company Account or Company Accounts, and disburse funds from any such Company Account or Company Accounts, under such terms and conditions as the Board of Directors may approve; and the Manager shall from time to time render appropriate accountings of such collections and payments to the Board of Directors and, upon request, to the auditors of the Company or any Subsidiary.

SECTION 6. RECORDS: CONFIDENTIALITY. The Manager shall maintain appropriate books of accounts and records relating to services performed under this Agreement, and such books of account and records shall be accessible for inspection by representatives of the Company or any Subsidiary at any time during normal business hours upon one (1) business day’s advance written notice. The Manager shall keep confidential any and all information obtained in connection with the services rendered under this Agreement and shall not disclose any such information (or use the same except in furtherance of its duties under this Agreement)

to nonaffiliated third parties except (i) with the prior written consent of the Board of Directors, (ii) to legal counsel, accountants and other professional advisors; (iii) to appraisers, financing sources and others in the ordinary course of the Company’s business; (iv) to governmental officials having jurisdiction over the Company; (v) in connection with any governmental or regulatory filings of the Company or disclosure or presentations to Company investors; or (vi) as required by law or legal process to which the Manager or any Person to whom disclosure is permitted hereunder is a party. The foregoing shall not apply to information which has previously become publicly available through the actions of a Person other than the Manager not resulting from the Manager’s violation of this Section 6. The provisions of this Section 6 shall survive the expiration or earlier termination of this Agreement for a period of one year.

SECTION 7. OBLIGATIONS OF MANAGER; RESTRICTIONS.

(a) The Manager shall require each seller or transferor of investment assets to the Company to make such representations and warranties regarding such assets as may be, in the judgment of the Manager, necessary and appropriate. In addition, the Manager shall take such other action as it deems necessary or appropriate with regard to the protection of the Investments.

(b) The Manager shall refrain from any action that, in its sole judgment made in good faith, (i) is not in compliance with the Guidelines, (ii) would adversely affect the status of the Company as a REIT under the Code or (iii) would violate any law, rule or regulation of any governmental body or agency having jurisdiction over the Company or any Subsidiary or that would otherwise not be permitted by the Company’s Governing Instruments. If the Manager is ordered to take any such action by the Board of Directors, the Manager shall promptly notify the Board of Directors of the Manager’s judgment that such action would adversely affect such status or violate any such law, rule or regulation or the Governing Instruments. Notwithstanding the foregoing, the Manager, its directors, officers, stockholders and employees shall not be liable to the Company or any Subsidiary, the Board of Directors, or the Company’s or any Subsidiary’s stockholders or partners, for any act or omission by the Manager, its directors, officers, stockholders or employees except as provided in Section 11 of this Agreement.

(c) The Manager shall not (i) consummate any transaction which would involve the acquisition by the Company of an asset in which the Manager or any affiliate thereof has an ownership interest or the sale by the Company of an asset to the Manager or any affiliate thereof, or (ii) under circumstances where the Manager is subject to an actual or potential conflict of interest, in the reasonable judgment of the Manager, because it manages both the Company and another Person (not an affiliate of the Company) with which the Company has a contractual relationship, take any action constituting the granting to such Person of a waiver, forbearance or other relief, or the enforcement against such Person of remedies, under or with respect to the applicable contract, unless such transaction or action, as the case may be and in each case, is approved by a majority of the Independent Directors.

(d) The Board of Directors periodically reviews the Guidelines and the Company’s portfolio of Investments but will not review each proposed investment, except as otherwise provided herein. If a majority of the Independent Directors determines in their periodic review of transactions that a particular transaction does not comply with the Guidelines (including as a result of violation of the provisions of Section 7(c) above), then a majority of the Independent Directors will consider what corrective action, if any, can be taken. The Manager shall be permitted to rely upon the direction of the Secretary of the Company to evidence the approval of the Board of Directors or the Independent Directors with respect to a proposed investment.

(e) The Manager shall at all times during the term of this Agreement maintain “errors and omissions” insurance coverage and other insurance coverage which is customarily carried by property, asset and investment managers performing functions similar to those of the Manager under this Agreement with respect to assets similar to the assets of the Company, in an amount which is comparable to that customarily maintained by other managers or servicers of similar assets.

SECTION 8. COMPENSATION.

(a) During the Initial Term (as defined below) of this Agreement, as the same may be extended from time to time, the Company shall pay the Manager the Base Management Fee monthly in arrears commencing with the month in which this Agreement was executed (with such initial payment pro-rated based on the number of days during such month that this Agreement was in effect).

(b) The Manager shall compute each installment of the Base Management Fee based on the Net Assets of the Company as of the end of the calendar month with respect to which such installment is payable. Such calculation shall be made within 15 business days after the end of the calendar month with respect to which such installment is payable. A copy of the computations made by the Manager to calculate such installment shall thereafter, for informational purposes only and subject in any event to Section 13(a) of this Agreement, promptly be delivered to the Board of Directors and, upon such delivery, payment of such installment of the Base Management Fee shown therein shall be due and payable no later than the date which is 20 business days after the end of the calendar month with respect to which such installment is payable.

(c) The Base Management Fee is subject to adjustment pursuant to and in accordance with the provisions of Section 13(a) of this Agreement.

(d) In addition to the Base Management Fee otherwise payable hereunder, the Company shall pay the Manager quarterly Incentive Compensation. The Incentive Compensation calculation and payment shall be made for each fiscal quarter in arrears; provided, however, that until such time as the Company withdraws its Registration Statement on Form S-11, Registration No. 333-142236 from the SEC, the payment of any and all Incentive Compensation shall be waived and shall not accrue. Notwithstanding any provision herein to the contrary, no Incentive Compensation shall be payable after the completion by the Company of an Initial Public Offering.

(e) The Manager shall compute each installment of the Incentive Compensation within 30 days after the end of each fiscal quarter with respect to which such installment is payable. A copy of the computations made by the Manager to calculate such installment shall thereafter, for informational purposes only and subject in any event to Section 8(d) and 13(a) of this Agreement, promptly be delivered to the Board of Directors and, upon such delivery, payment of such installment of the Incentive Compensation shown therein shall be due and payable no later than the date which is five (5) business days after the date of delivery to the Board of Directors of such computations.

(f) In addition to the Base Management Fee and Incentive Compensation, the Manager may be granted (i) options to purchase Common Shares or (ii) restricted Common Shares, in each case pursuant to the terms and conditions set forth in the Company’s 2006 Stock Incentive Plan. Subject to the terms and conditions set forth in the Company’s 2006 Stock Incentive Plan and the requirements of United States federal securities laws and other applicable legal requirements, the Manager shall have the right, in its discretion, to allocate the awards granted to it pursuant to this Section 8(f) to its members, affiliates, officers, employees and other individuals providing services to the Company.

SECTION 9. EXPENSES OF THE COMPANY. The Company shall pay all of its expenses and shall reimburse the Manager for documented expenses of the Manager incurred on its behalf (collectively, the “Expenses”). Expenses include all costs and expenses that are expressly designated elsewhere in this Agreement as the Company’s, together with the following:

(a) expenses in connection with the issuance and transaction costs incident to the acquisitions, disposition and financing of Investments;

(b) costs of legal, tax, accounting, consulting, auditing, administrative and other similar services rendered for the Company by providers retained by the Manager or, if provided by the Manager’s employees, in amounts which are no greater than those which would be payable to outside professionals or consultants engaged to perform such services pursuant to agreements negotiated on an arm’s-length basis;

(c) compensation and expenses of the Company’s directors and the cost of liability insurance to indemnify the Company’s directors and officers;

(d) costs associated with the establishment and maintenance of any credit facilities and other indebtedness of the Company (including commitment fees, accounting fees, legal fees, closing and other similar costs) or any securities offerings of the Company;

(e) expenses connected with communications to holders of securities of the Company or its Subsidiaries and other bookkeeping and clerical work necessary in maintaining relations with holders of such securities and in complying with the continuous reporting and other requirements of governmental bodies or agencies, including, without limitation, all costs of preparing and filing required reports with the Securities and Exchange Commission, the costs payable by the Company to any transfer agent and registrar in connection with the listing and/or trading of the Company’s stock on any exchange, the fees payable by the Company to any such exchange in connection with its listing, costs of preparing, printing and mailing the Company’s annual report to its stockholders and proxy materials with respect to any meeting of the stockholders of the Company;

(f) costs associated with any computer software or hardware, electronic equipment or purchased information technology services from third party vendors that is used solely for the Company;

(g) expenses incurred by managers, officers, employees and agents of the Manager for travel on the Company’s behalf and other out-of-pocket expenses incurred by managers, officers, employees and agents of the Manager in connection with the purchase, financing, refinancing, sale or other disposition of an Investment or establishment and maintenance of any credit facilities and other indebtedness or any securities offerings of the Company;

(h) costs and expenses incurred with respect to market information systems and publications, research publications and materials, and settlement, clearing and custodial fees and expenses;

(i) compensation and expenses of the Company’s custodian and transfer agent, if any;

(j) costs of maintaining compliance with all federal, state and local rules and regulations or any other regulatory agency;

(k) all taxes and license fees;

(l) all insurance costs incurred in connection with the operation of the Company’s business except for the costs attributable to the insurance that the Manager elects to carry for itself and its employees;

(m) costs and expenses incurred in contracting with third parties, including affiliates of the Manager, for the servicing and special servicing of assets of the Company;

(n) all other costs and expenses relating to the Company’s business and investment operations, including, without limitation, the costs and expenses of acquiring, owning, protecting, maintaining, developing and disposing of Investments, including appraisal, reporting, audit and legal fees;

(o) expenses relating to any office(s) or office facilities, including but not limited to disaster backup recovery sites and facilities, maintained by, for, or on behalf of the Company or Investments separate from the office or offices of the Manager;

(p) expenses connected with the payments of interest, dividends or distributions in cash or any other form authorized or caused to be made by the Board of Directors to or on account of the holders of securities of the Company or its Subsidiaries, including, without limitation, in connection with any dividend reinvestment plan;

(q) any judgment or settlement of pending or threatened proceedings (whether civil, criminal or otherwise) against the Company or any Subsidiary, or against any trustee, director or officer of the Company or of any Subsidiary in his capacity as such for which the Company or any Subsidiary is required to indemnify such trustee, director or officer by any court or governmental agency, or settlement of pending or threatened proceedings;

(r) the Company’s pro-rata portion of rent, telephone, utilities, office furniture, equipment, machinery and other office, internal and overhead expenses of the Manager and its affiliates required for the Company’s operations; and

(s) all other expenses actually incurred by the Manager which are reasonably necessary for the performance by the Manager of its duties and functions under this Agreement.

The Manager may, at its option, elect not to seek reimbursement for certain expenses during a given quarterly period, which determination shall not be deemed to construe a waiver of reimbursement for similar expenses in future periods. Except as noted above, the Manager is responsible for all costs incident to the performance of its duties under this Management Agreement, including compensation of our Manager’s employees and other related expenses.

The provisions of this Section 9 shall survive the expiration or earlier termination of this Agreement to the extent such expenses have been previously incurred or are incurred in connection with such expiration or termination.

SECTION 10. CALCULATIONS OF EXPENSES. The Manager shall prepare a statement documenting the Expenses of the Company and the Expenses incurred by the Manager on behalf of the Company during each calendar month, and shall deliver such statement to the Company within 20 days after the end of each calendar month. Expenses incurred by the Manager on behalf of the Company shall be reimbursed by the Company to the Manager on the first business day of the month immediately following the date of delivery of such statement; provided, however, that such reimbursements may be offset by the Manager against amounts due to the Company. The provisions of this Section 10 shall survive the expiration or earlier termination of this Agreement.

SECTION 11. LIMITS OF MANAGER RESPONSIBILITY; INDEMNIFICATION.

(a) The Manager assumes no responsibility under this Agreement other than to render the services called for under this Agreement in good faith and shall not be responsible for any action of the Board of Directions in following or declining to follow any advice or recommendations of the Manager, including as set forth in Section 7(b) of this Agreement. The Manager, its members, any Person controlling or controlled by the members and any Person providing sub-advisory services to the Manager and the managers, officers, directors and employees of the Manager, its members and any such Person will not be liable to the Company or any Subsidiary, to the Board of Directors, or the Company’s or any Subsidiary’s stockholders or partners for any acts or omissions by any such Person, pursuant to or in accordance with this Agreement, except by reason of acts constituting bad faith, willful misconduct, gross negligence or reckless disregard of the Manager’s duties under this Agreement. The Company shall, to the full extent lawful, reimburse, indemnify and hold the Manager, its members, any Person controlling or controlled by the members and any Person providing sub-advisory services to the Manager, together with the managers, officers, directors and employees of the Manager, its members and any such Person (each an “Indemnified Party”), harmless of and from any and all expenses, losses, damages, liabilities, demands, charges and claims of any nature whatsoever (including attorneys’ fees) in respect of or arising from any acts or omissions of such Indemnified Party made in good faith in the performance of the Manager’s duties under this Agreement and not constituting such Indemnified Party’s bad faith, willful misconduct, gross negligence or reckless disregard of the Manager’s duties under this Agreement.

(b) The Manager shall, to the full extent lawful, reimburse, indemnify and hold the Company, its stockholders, directors, officers and employees and each other Person, if any, controlling the Company (each, a “Company Indemnified Plan”), harmless of and from any and all expenses, losses, damages, liabilities, demands, charges and claims of any nature whatsoever (including attorneys’ fees) in respect of or arising from the Manager’s bad faith, willful misconduct, gross negligence or reckless disregard of its duties under this Agreement.

SECTION 12. NO JOINT VENTURE. Nothing in this Agreement shall be construed to make the Company and the Manager partners or joint venturers or impose any liability as such on either of them.

SECTION 13. TERM: TERMINATION.

(a) Until this Agreement is terminated in accordance with its terms, this Agreement shall be in effect until December 31, 2008 (the “Initial Term”) and shall be automatically renewed for a one-year term each anniversary date thereafter (a “Renewal Term”) unless at least two-thirds of the Independent Directors or the holders of a majority of the outstanding Common Shares agree that (i) there has been unsatisfactory performance by the Manager that is materially detrimental to the Company or (ii) the compensation payable to the Manager hereunder is unfair; provided, however, that the Company shall not have the right to terminate this Agreement under clause (ii) above if the Manager agrees to continue to provide the services under this Agreement at a fee that at least two-thirds of the Independent Directors determines to be fair pursuant to the procedure set forth below. If the Company elects not to renew this Agreement at the expiration of the Initial Term or any such one-year extension term as set forth above, the Company shall deliver to the Manager prior written notice (the “Termination Notice”) of the Company’s intention not to renew this Agreement based upon the terms set forth in this Section 13(a) not less than 180 days prior to the expiration of the then existing term. If the Company so elects not to renew this Agreement, the Company shall designate the date (the “Effective Termination Date”), not less than 180 days from the date of the notice, on which the Manager shall cease to provide services under this Agreement and this Agreement shall terminate on such date; provided, however, that in the event that such Termination Notice is given in connection with a determination that the compensation payable to the Manager is unfair, the Manager shall have the right to renegotiate such compensation by delivering to the Company, no fewer than 45 days prior to the prospective Effective Termination Date, written notice (any such notice, a “Notice of Proposal to Negotiate”) of its intention to renegotiate its compensation under this Agreement. Thereupon, the Company (represented by the Independent Directors) and the Manager shall endeavor to negotiate in good faith the revised compensation payable to the Manager under this Agreement. Provided that the Manager and at least two-thirds of the Independent Directors agree to the terms of the revised compensation to be payable to the Manager within 45 days following the receipt of the Notice of Proposal to Negotiate, the Termination Notice shall be deemed of no force and effect and this Agreement shall continue in full force and effect on the terms stated in this Agreement, except that the compensation payable to the Manager hereunder shall be the revised compensation then agreed upon by the parties to this Agreement. The Company and the Manager agree to execute and deliver an amendment to this Agreement setting forth such revised compensation promptly upon reaching an agreement regarding same. In the event that the Company and the Manager are unable to agree to the terms of the revised compensation to be payable to the Manager during such 45 day period, this Agreement shall terminate, such termination to be effective on the date which is the later of (A) ten (10) days following the end of such 45 day period and (B) the Effective Termination Date originally set forth in the Termination Notice.

(b) In the event that this Agreement is terminated in accordance with the provisions of Section 13(a) of this Agreement, the Company shall pay to the Manager, on the date on which such termination is effective, a termination fee (the “Termination Fee”) equal to four times the sum of (i) the average annual Base Management Fee earned by the Manager during the 24-month period immediately preceding the date of such termination and (ii) the average annual Incentive Compensation earned (notwithstanding that the payment of any such Incentive Compensation may have been waived in accordance with Section 8(d) above) by the Manager during the 24-month period immediately preceding the date of such termination, calculated as of the end of the most recently completed fiscal quarter prior to the date of termination; provided, however, that pursuant to Section 13(d) below, no Termination Fee shall be due or payable if this Agreement is terminated in connection with or pursuant to the consummation of an Internalization Event. The obligation of the Company to pay the Termination Fee shall survive the termination of this Agreement.

(c) No later than 180 days prior to the anniversary date of this Agreement of any year during the Initial Term of Renewal Term, the Manager may deliver written notice to the Company informing it of the Manager’s intention to decline to renew this Agreement, whereupon this Agreement shall not be renewed and extended and this Agreement shall terminate effective on the anniversary date of this Agreement next following the delivery of such notice.

(d) The Company and the Manager shall terminate this Agreement, without payment of any Termination Fee, in connection with or pursuant to the consummation of an Internalization Event.

(e) If this Agreement is terminated pursuant to this Section 13, such termination shall be without any further liability or obligation of either party to the other, except as provided in Sections 6, 9, 10, 13(b) and 16 of this Agreement. In addition, Section 8(f) and 11 of this Agreement shall survive termination of this Agreement.

SECTION 14. ASSIGNMENT.

(a) Except as set forth in Section 14(b) of this Agreement, this Agreement shall terminate automatically in the event of its assignment, in whole or in part, by the Manager, unless such assignment is consented to in writing by the Company with the consent of a majority of the Independent Directors; provided, however, that no such consent shall be required in the case of an assignment by the Manager to an affiliate of Cypress or Sharpridge. Any such permitted assignment shall bind the assignee under this Agreement in the same manner as the Manager is bound, and the Manager shall be liable to the Company for all errors or omissions of the assignee under any such assignment. In addition, the assignee shall execute and deliver to the Company a counterpart of this Agreement naming such assignee as Manager. This Agreement shall not be assigned by the Company without the prior written consent of the Manager, except in the case of assignment by the Company to another REIT or other organization which is a successor (by merger, consolidation or purchase of assets) to the Company, in which case such successor organization shall be bound under this Agreement,

(b) Notwithstanding any provision of this Agreement, the Manager may subcontract and assign any or all of its responsibilities under Sections 2(b), 2(c) and 2(d) of this Agreement to any of its affiliates in accordance with the terms of this Agreement applicable to any such subcontract or assignment, and the Company hereby consents to any such assignment and subcontracting. In addition, provided that the Manager provides prior written notice to the Company for informational purposes only, nothing contained in this Agreement shall preclude any pledge, hypothecation or other transfer of any amounts payable to the Manager under this Agreement.

SECTION 15. TERMINATION FOR CAUSE.

(a) The Company may terminate this Agreement effective upon 30 days’ prior notice of termination from the Company to the Manager, without payment of any Termination Fee, if (i) the Manager materially breaches any provision of this Agreement and such breach shall continue for a period of 30 days after written notice thereof specifying such breach and requesting that the same be remedied in such 30 day period, (ii) the Manager engages in any act of fraud, misappropriation of funds, or embezzlement against the Company, (iii) there is an event of any gross negligence on the part of the Manager in the performance of its duties under this Agreement, (iv) there is a commencement of any proceeding relating to the Manager’s bankruptcy or insolvency, (v) there is a dissolution of the Manager, (vi) there is a Change of Control of the Manager, or (vii) the Manager shall not have proposed an acceptable replacement sub-advisor pursuant to Section 2(d) within 180 days of termination of either the Cypress Sub-Advisory Agreement or the Sharpridge Sub-Advisory Agreement.

(b) The Manager may terminate this Agreement effective upon 60 days’ prior written notice of termination to the Company in the event that the Company shall default in the performance or observance of any material term, condition or covenant contained in this Agreement and such default shall continue for a period of 30 days after written notice thereof specifying such default and requesting that the same be remedied in such 30 day period.

(c) The Manager may terminate this Agreement, without payment of any Termination Fee, in the event the Company becomes regulated as an “investment company” under the Investment Company Act, with such termination deemed to have occurred immediately prior to such event.

SECTION 16. ACTION UPON TERMINATION. From and after the effective date of termination of this Agreement, pursuant to sections 13, 14 or 15 of this Agreement, the Manager shall not be entitled to compensation for further services under this Agreement, but shall be paid all compensation accruing to the date of termination and, if terminated pursuant to section 13 or section 15(b), the applicable termination fee. Upon such termination, the Manager shall forthwith:

(a) after deducting any accrued compensation and reimbursement for its expenses to which it is then entitled, pay over to the Company or a Subsidiary all money collected and held for the account of the Company or a Subsidiary pursuant to this Agreement;

(b) deliver to the Board of Directors a full accounting, including a statement showing all payments collected by it and a statement of all money held by it, covering the period following the date of the last accounting furnished to the Board of Directors with respect to the Company or a Subsidiary; and

(c) deliver to the Board of Directors all property and documents of the Company or any Subsidiary then in the custody of the Manager.

SECTION 17. RELEASE OF MONEY OR OTHER PROPERTY UPON WRITTEN REQUEST. The Manager agrees that any money or other property of the Company or Subsidiary held by the Manager under this Agreement shall be held by the Manager as custodian for the Company or Subsidiary, and the Manager’s records shall be appropriately marked clearly to reflect the ownership of such money or other property by the Company or such Subsidiary. Upon the receipt by the Manager of a written request signed by a duly authorized officer of the Company requesting the Manager to release to the Company or any Subsidiary any money or other property then held by the Manager for the account of the Company or any Subsidiary under this Agreement, the Manager shall release such money or other property to the Company or any Subsidiary within a reasonable period of time, but in no event later than 60 days following such request. The Manager shall not be liable to the Company, any Subsidiary, the Independent Directors, or the Company’s or a Subsidiary’s stockholders or partners for any acts performed or omissions to act by the Company or any Subsidiary in connection with the money or other property released to the Company or any Subsidiary in accordance with the second sentence of this Section 17. The Company and any Subsidiary shall indemnify the Manager and its members, managers, officers and employees against any and all expenses, losses, damages, liabilities, demands, charges and claims of any nature whatsoever, which arise in connection with the Manager’s release of such money or other property to the Company or any Subsidiary in accordance with the terms of this Section 17. Indemnification pursuant to this provision shall be in addition to any right of the Manager to indemnification under Section 11 of this Agreement.

SECTION 18. NOTICES. Unless expressly provided otherwise in this Agreement, all notices, requests, demands and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given, made and received when delivered against receipt or upon actual receipt of (i) personal delivery, (ii) delivery by reputable overnight courier, (iii) delivery by facsimile transmission with telephonic confirmation or (iv) delivery by registered or certified mail, postage prepaid, return receipt requested, addressed as set forth below:

(a)	If to the Company:	Cypress Sharpridge Investments, Inc.
65 East 55th Street
New York, New York 10022
Attention: Kevin E. Grant
Facsimile:

	with a copy to:	Hunton & Williams, LLP
Riverfront Plaza, East Tower
951 E. Byrd Street
Richmond, Virginia 23219
Attention: Daniel M. LeBey, Esquire
Facsimile: (804) 343-4543

(b)	If to the Manager:	Cypress Sharpridge Advisors, LLC
65 East 55th Street
New York, New York 10022
Attention: James A. Stern
Facsimile:

with a copy to the sub-advisors under the Cypress Sub-Advisory Agreement:

Cypress CSI Advisors LLC
65 East 55th Street
New York, New York 10022
Attention: Jeffrey P. Hughes
Facsimile:

-and-

with a copy to the sub-advisor under the Sharpridge Sub-Advisory Agreement:

Sharpridge Capital Management, L.P.
890 Winter Street, Suite 200
Waltham, Massachusetts 02451
Attention: Kevin E. Grant, Chief Executive Officer
Facsimile: (617) 507-6439

Either party may alter the address to which communications or copies are to be sent by giving notice of such change of address in conformity with the provisions of this Section 18 for the giving of notice.

SECTION 19. BINDING NATURE OF AGREEMENT; SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and permitted assigns as provided in this Agreement.

SECTION 20. ENTIRE AGREEMENT. This Agreement contains the entire agreement and understanding among the parties hereto with respect to the subject matter of this Agreement, and supersedes all prior and contemporaneous agreements, understandings, inducements and conditions, express or implied, oral or written, of any nature whatsoever with respect to the subject matter of this Agreement. The express terms of this Agreement control and supersede any course of performance and/or usage of the trade inconsistent with any of the terms of this Agreement. This Agreement may not be modified or amended other than by an agreement in writing signed by the parties hereto.

SECTION 21. GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

SECTION 22. NO WAIVER; CUMULATIVE REMEDIES. No failure to exercise and no delay in exercising, on the part of any party hereto, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law. No waiver of any provision hereto shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.

SECTION 23. HEADINGS. The headings of the sections of this Agreement have been inserted for convenience of reference only and shall not be deemed part of this Agreement.

SECTION 24. COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument. This Agreement shall become binding when one or more counterparts of this Agreement, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories.

SECTION 25. SEVERABILITY. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

SECTION 26. GENDER. Words used herein regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context requires.

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SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

CYPRESS SHARPRIDGE INVESTMENTS, INC.

By:	/s/ Kevin E. Grant
Kevin E. Grant, Chief Executive Officer

CYPRESS SHARPRIDGE ADVISORS LLC

By:	/s/ Jeffrey P. Hughes
Jeffrey P. Hughes, Secretary

[Signature Page to Second Amended and Restated Management Agreement]